Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Pre-Effective Amendment No. 2 to the Registration Statement of Financial Security Assurance Holdings Ltd. on Form S-3 (File No. 333-74165), relating to the shelf registration of $230,000,000 of debt securities, common stock, stock purchase contracts, stock purchase units and preferred stock, of:

1. Our report dated January 26, 1999, except for the restatements and reclassifications section in Note 2 as to which the date is August 4, 1999, on our audits of the consolidated balance sheets of Financial Security Assurance Holdings Ltd. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998, and financial statement schedule which appear in Financial Security Assurance Holdings Ltd.'s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1998, which report is included in Item 8 of the Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1998.

2. Our report dated January 26, 1999 on our audits of the consolidated balance sheets of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 1998, which report is included in exhibit 99 to the Annual Report on Form 10-K, as amended.

We also consent to the reference to our Firm under the caption "Experts".


/s/  PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

August 5, 1999